Exhibit 10.7

EMPLOYMENT AGREEMENT (the “Agreement”)

BETWEEN:	DOMTAR INC., a company duly incorporated, having an establishment at 395 De Maisonneuve Boulevard W, in Montreal, Province of Quebec H3A 1L6

(hereinafter, the “Company”)

AND:	DANIEL BURON, a person domiciled at 861 Boissy Street, in Saint-Lambert, Province of Quebec, J4R 1K1

(hereinafter, the “Executive”) (hereinafter collectively referred to as the "Parties")

WHEREAS the Executive has been employed by the Company since 1999;

WHEREAS the Executive held the position of Executive Vice President and Chief Financial Officer of the Company;

WHEREAS the Company, Karta Halten B.V., Pearl Merger Sub Inc, Paper Excellence B.V. and Hervey Investment

B.V. have entered into a certain Agreement and Plan of Merger, under which the Company would be acquired by Karta Halten B.V. (the “Transaction”);

WHEREAS the consummation of the Transaction (known as the “Closing”) occurred November 30, 2021;

WHEREAS the Executive has stated that he can end his employment and claim Good Reason for doing so following a Change in Control as such terms are defined in the Severance Program for Management Committee Members;

WHEREAS the Parties have agreed, now that the Closing has occurred, to terminate the Executive’s indefinite term employment contract on January 16, 2022 (the “Effective Date”), without any admission on either side and to settle any and all matters related to the period of employment and its termination, as appears from Appendix A;

WHEREAS the employment relationship between the Executive and the Company will therefore be effectively terminated on the Effective Date, and all sums that may have been due to the Executive by virtue of that employment relationship and in consideration of the applicable contracts, programs, plans, policies and laws will be paid as stated in Appendix A;

WHEREAS the Executive acknowledges that his employment will be effectively terminated on the Effective Date and that he will not be entitled to, under any circumstances, invoke that previous period of employment/continued service under the indefinite term employment contract to support any right, indemnity, damages under any law, regulation or contract whatsoever;

WHEREAS the Parties have agreed, now that the Closing has occurred, to enter into a fixed term employment contract, namely from the day after the Effective Date to March 1, 2024;

WHEREAS the terms and conditions of said fixed term contract are described below;

SECTION 1 – PURPOSE

1.1	The Company hereby engages the services of the Executive as Executive Vice President and Chief Financial Officer of the Company;

Exhibit 10.7

SECTION 2 – DUTIES

2.1	The Executive shall report directly to the President and Chief Executive Officer of the Company;

2.2	The Executive’s duties and responsibilities will be consistent with that of the senior-most financial executive of the Company;

2.3

The Executive agrees to work exclusively for the Company, to make every effort necessary to perform adequately the duties that are assigned to him and to act in the best interests of the Company at all times. Notwithstanding the previous sentence, Executive may continue to serve on no more than 3 boards of directors provided that such service does not impede the expected level of dedicated service to the Company and does not violate Sections 2.4 and 2.5 below;

2.4

The Executive shall refrain from engaging in any activity that could be prejudicial to the Company’s interests. In performing his duties with the Company, the Executive shall act faithfully and honestly at all times;

2.5	In all circumstances, the Executive shall avoid any situation that could be, directly or indirectly, interpreted as creating a conflict of interest;

2.6	The Executive agrees to comply with all rules and policies established from time to time, verbally or in writing, by the Company;

2.7

The Executive acknowledges that he has been informed of such rules and policies currently in force at the Company and more specifically, that he has read, understood and agrees to comply with the terms of the Company’s code of conduct;

2.8

The Executive acknowledges that the Company may, from time to time, alter its rules and policies or issue new ones. The Executive agrees to follow and to be bound by all amended or new rules and policies;

SECTION 3 – LOCATION OF WORK

3.1Location

Subject to business travel required from time to time in the performance of his duties, including international travel, the Executive will perform his duties and functions primarily from the facility located in Montréal, Québec;

SECTION 4 – DURATION AND TERMINATION

4.1	Duration

This Agreement is for a fixed term. It shall take effect on the day after the Effective Date and shall end definitively on March 1, 2024 (the “Term End Date”) without the Company being required to give any reasonable notice whatsoever to the Executive, and without the Company being required to pay any indemnity in lieu of reasonable notice whatsoever or any severance of any kind whatsoever. Accordingly and without limiting the generality of the foregoing, no indemnity in lieu of reasonable notice under the Civil Code of Québec or severance pay under the Act respecting labour standards nor any severance provided for under any contract, program, plan or policy shall be payable to the Executive upon the expiration of this Agreement;

Exhibit 10.7

4.2	Renewal

The Parties shall have the option of renewing this Agreement for a maximum period of twenty four (24) months within one month prior to the expiry of the present Agreement. Such renewal must be in writing signed by the Parties. At the expiration of this additional twenty four 24 months (which would then become the Term End Date for the purpose of this Agreement), no other renewal shall be possible and this Agreement shall end definitively without the Company being required to give any reasonable notice whatsoever to the Executive, and without the Company being required to pay any indemnity in lieu of reasonable notice whatsoever or any severance of any kind whatsoever. Accordingly and without limiting the generality of the foregoing, no indemnity in lieu of reasonable notice under the Civil Code of Québec or severance pay under the Act respecting labour standards nor any severance provided for under any contract, program, plan or policy shall be payable to the Executive upon the expiration of this Agreement;

4.3	Payment on the Term End Date

Upon a termination of Executive’s employment on the Term End Date, which shall be deemed a retirement under the Company’s plans, policies and programs, the Executive (or his estate) will receive the following payments and benefits:

4.3.1	Base salary: any unpaid base salary and any other earned but unpaid compensation with respect to the period prior to the effective date of termination;

4.3.2

STIP: (A) the bonus the Executive would have received pursuant to the Annual Incentive Plan for the year in which the Term End Date occurs if the Executive had continued in employment based on achievement of the applicable performance criteria for such year, multiplied by a fraction, the numerator of which is the number of days in such calendar year prior to the Term End Date and the denominator of which is the total number of days in such calendar year, and (B) if the Term End Date occurs after the end of a calendar year, any bonus the Executive otherwise would have received pursuant to the Annual Incentive Plan for such calendar year that has not been paid as of the date of termination, with any payment to which the Executive becomes entitled to under clause (A) or (B) to be made on the date in the following calendar year that bonuses for the relevant calendar year are paid to the members of the Management Committee but in no event later than March 15 of such following calendar year;

4.3.3

LTIP: if the Executive has any unvested Restricted Stock Units (RSUs) upon the Term End Date, they will be prorated based on the number of days elapsed from the respective grant date through the Term End Date. For US taxpayers, prorated RSUs are settled as of January

31 following the year of Termination. For non-US taxpayers, RSUs are settled upon termination (subject to an administrative delay). Any remaining RSUs shall be forfeited and cancelled as of the Term End Date;

4.3.4

If the Executive has any unvested Performance Share Units (PSUs), they will be prorated based on the number of days elapsed from the commencement of the respective performance period through the Term End Date. The prorated PSUs are subject to the achievement of the performance goals and will be payable once the Human Resources Committee of the Board of Directors determines that the goals have been satisfied for each respective grant. Any remaining PSUs will be forfeited and cancelled upon the Term End Date;

4.3.5

Executive’s coverage under the Company’s medical and dental insurance policies will remain in effect for 24 months after the Term End Date at no cost to Executive. In the event that Executive obtains equivalent or better coverage elsewhere during the 24 month period, this coverage will terminate. Upon the conclusion of this 24 months of coverage, Executive will be eligible to seek coverage under the Company’s post retirement benefits plan.

Exhibit 10.7

4.4	Automatic Termination

The Executive’s employment shall terminate automatically upon the death of the Executive without the Company being bound to pay any compensation whatsoever except as otherwise required herein or under the text of the Company’s plans, policies and programs in the case of the death of an employee;

The Executive’s employment may also be terminated by the Company, in writing transmitted to the Executive, without the Company being bound to pay any compensation whatsoever in the following cases (unless otherwise required under the text of the Company’s plans, policies and programs in the event of such terminations):

4.4.1	if the Executive breaches the terms of this Agreement;

4.4.2	if the Executive commits any fraud, theft, embezzlement or other criminal act, or is guilty of serious misconduct or wilful negligence in the performance of his duties;

4.4.3	if the Executive willfully causes harm to the public image of the Company or its affiliates;

4.4.4	for any other just and sufficient cause and/or serious reason within the meaning of Article 2094 of the Civil Code of Québec;

Upon such termination, the Executive shall be entitled to any unpaid base salary and any other earned but unpaid compensation with respect to the period prior to the effective date of termination.

SECTION 5 – COMPENSATION

5.1	Base Salary

The Company shall pay the Executive on the basis of an annual salary of US$661,670.00 payable in accordance with the standard payroll practices of the Company with regard to members of the Management Committee and subject to all legally required withholdings and deductions. This salary is subject to review in accordance with the Company’s policies and at the sole discretion of the Company on January 1st of each year starting January 1, 2022;

5.2	Annual Incentive Plan

Throughout the duration of this Agreement, the Executive shall be eligible to participate in the Company’s Annual Incentive Plan, as amended from time to time by the Company;

5.2.1	The Executive’s target annual bonus under the Annual Incentive Plan will be equal to 89% of his base salary, his maximum annual bonus being equal to 200% of his base salary;

5.2.2	The applicable performance objectives shall be established annually by the Company in consultation with the Management Committee;

5.2.3	Any annual bonus with respect to a particular year shall be payable within two and half months following the end of such year;

5.3	Long-Term Incentive Plan

Throughout the duration of this Agreement, the Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan at 165% of base salary in accordance with the Company’s criteria, which will include both a service-based component and a performance-based component. At the expiration of this

Exhibit 10.7

Agreement, the Executive will be eligible to receive a prorated payment under this plan, according to the provisions applicable to retirement;

5.4	Retention Bonus

By way of this Agreement, Executive is eligible to receive a retention bonus equal to 50% of base salary, subject to all legally required withholdings and deductions, for each of the next two years. Specifically, Executive is eligible for a lump sum cash payment on the first anniversary of the Closing provided that he is employed by the Company as of such date in an amount equal to 50% of annual base salary in effect as of the first anniversary of the Closing (such sum, the “First Year Retention Bonus”). Executive is eligible for a lump sum cash payment on the second anniversary of the Closing provided that he is employed by the Company as of such date in an amount equal to 50% of his annual base salary in effect as of the second anniversary of the Closing (such sum, the “Second Year Retention Bonus”). Each retention bonus will fully vest upon completion of the applicable anniversary year (i.e., no longer subject to forfeiture) and will be paid to Executive in a lump sum within 45 days of each completed anniversary. Executive will not be eligible for the retention bonuses as set forth above if he is terminated for cause or he resigns prior to such applicable anniversary.

If the Company terminates Executive’s employment without cause before the second anniversary of the Closing, then Executive will be eligible to receive each of the retention bonuses set forth above minus any such retention bonus that has already been paid. The payment of such retention bonus(es) would be made at the regular dates of payment as if Executive was still actively employed (i.e., there would be no acceleration of payment).

If Executive retires, becomes disabled or dies (i) during the first twelve month period following the Closing, Executive will be eligible for a pro rata portion of the First Year Retention Bonus, calculated based on the number of days that have elapsed from the Closing through such termination, divided by 365 days, or (ii) during the second twelve month period following the Closing, Executive will be eligible for a pro rata portion of the Second Year Retention Bonus, calculated based on the number of days that have elapsed from the first anniversary of the Closing through such termination, divided by 365 days. Any prorated payment pursuant to the preceding sentence shall be made within 45 days of such termination.

5.5	Expenses

The Company shall reimburse the Executive for any reasonable business-related expenses in accordance with the Company’s policies, practices and procedures;

SECTION 6 – BENEFITS

6.1	General Benefits

Throughout the duration of this Agreement, the Executive shall be entitled to continue to participate in all employee benefit plans, practices and programs available to the Company’s senior Canadian-based employees maintained by the Company and consistent with applicable law and the applicable terms of such plans and programs, to the understanding that the relevant information on these plans and programs has been provided to the Executive;

The Executive shall also receive additional financial planning and medical benefits such as they are provided to the members of the Management Committee;

6.2	Supplemental Retirement Savings Plan (SERP)

Throughout the duration of this Agreement, the Executive shall be eligible to accrue benefits in the Supplementary Pension Plan for Designated Managers of Domtar, the DB SERP for Management

Exhibit 10.7

Committee Members of Domtar and the DC SERP for Designated Executives of the Company in accordance with the terms of the programs as established by the Company;

6.3	Vacation

Throughout the duration of this Agreement, the Executive shall be entitled to 32 days paid vacation per year. Without admission regarding Executive’s entitlement to previous unused vacation, the Parties agree that the Executive shall be entitled to use and must take an additional 56 days of previous unused paid vacation prior to the Term End Date;

SECTION 7 – CONFIDENTIALITY

7.1

The Executive acknowledges that he has received and will receive or conceive, in carrying on or in the course of his work during his employment with the Company, confidential information pertaining to the activities, technologies, operations and business, past, present and future, of the Company or its subsidiaries or related or associated  companies,  which  information  is  not  in  the  public  domain.  The Executive acknowledges that such confidential information belongs to the Company and that its disclosure or unauthorized use could be prejudicial to the Company and contrary to its interests;

Accordingly, the Executive agrees to respect the confidentiality of such information and not to make use of it, disclose it to, or discuss it with any person, other than in the course of his duties with the Company, without the explicit prior written authorization of the Company;

This undertaking to respect the confidentiality of such information and not to make use of it, disclose it to, or discuss it with any person shall continue to have full effect after the termination of his employment with the Company;

7.2	The term “confidential information” includes among other things:

7.2.1

products, formulae, processes and composition of products, as well as raw materials and ingredients, of whatever kind, that are used in their manufacture, including all tools, tooling, dies, jigs, patterns, moulds, samples, prototypes, models, test equipment or other equipment or fixtures;

7.2.2

technical knowledge and methods, quality control processes, inspection methods, laboratory and testing methods, information processing programs and systems, manufacturing processes, plans, drawings, tests, test reports and software;

7.2.3	equipment, machinery, devices, tools, instruments and accessories;

7.2.4

financial information, production cost data, marketing strategies, raw materials supplies, suppliers, staff and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data and present and future expansion plans; and

7.2.5	research, experiments, inventions, discoveries, developments, improvements, ideas, industrial secrets and “know-how”;

7.3

The Executive also undertakes to keep the terms of this Agreement confidential, provided that the Executive may disclose the terms of Agreement to his financial and legal advisors who are bound by confidentiality obligations at least as restrictive as those contained herein;

Exhibit 10.7

SECTION 8 – OWNERSHIP OF INTELLECTUAL PROPERTY

8.1

The Executive hereby assigns and agrees to assign to the Company all (i) patents, applications for patents and reissues, renewals, extensions and continuations-in-part of patents or patent applications;

(ii) proprietary and non-public business information, including all discoveries, inventions (whether patentable or not), improvements, innovations, processes, topographies, codes, software, know-how, recipes, technology, formulas, drawings, designs, specifications for products, communication plans, materials and equipment, process development and ideas, disclosures, trade secrets, confidential information and customer lists, and documentation on whatever support it is relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) trade names, business names, corporate names, domain names, world wide web addresses, common law trade-marks, trade-mark registrations, trade-mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (v) software, including computer software and programs (both source code and object code form); and (vi) any other intellectual property and industrial property (collectively, “Work Product”), which relate to the Company and which are authored, conceived, developed, reduced to practice, contributed to or made by the Executive during the period of his employment, and agrees to make full and prompt disclosure to the Company of all information relating to anything made or designed by him or that may be made or designed by him during such period;

8.2

In the event that the Company is not automatically regarded as the owner of the Work Product, the Executive agrees to assign and hereby assigns to the Company any right, title and interest that the Executive may possess in and to the Work Product, and the Executive agrees to waive and hereby waives any and all other rights that are non-assignable, including common law rights (but not limited to moral rights), in all Work Product or any non-economic right, free and clear of any claims for compensation or restrictions on the use or ownership thereof. The Executive acknowledges that the Company has the right to use, modify or reproduce any document or work realized by the Executive, at its entire discretion, without the Executive’s authorization and without his name being mentioned;

8.3

At any time during the period of his employment or after the termination of his employment, the Executive shall sign, acknowledge and deliver, at the Company’s expense, but without compensation other than a reasonable sum for his time devoted thereto if his employment has then terminated, any document required by the Company to give effect to section 8.1, including patent applications and documents evidencing the assignment of ownership, or to establish, record, perfect and otherwise confirm, protect or maintain such rights. The Executive shall also provide such other assistance as the Company may require with respect to any proceedings or litigation relating to the protection or defence of intellectual property rights belonging to the Company;

8.4	This section shall be binding on the Executive’s heirs, assigns and legal representatives;

SECTION 9 – OWNERSHIP OF FILES AND OTHER PROPERTY

9.1 Any file, sketch, drawing, letter, report, memo or other document, any equipment, machinery, tool,  instrument or other device, any compact disc or software or any other property which comes into the Executive’s possession during his employment with the Company, in the performance or in the course of his duties, regardless of whether he has participated in its preparation or design, how it may have come into his possession and whether or not it is an original or a copy, shall at all times remain the property of the Company and, upon the termination of the Executive’s employment, shall be returned to the Company or its designated representative before the Executive leaves his place of work. The Executive may not keep a copy or give one to a third party;

SECTION 10 – GENERAL PROVISIONS

10.1	As of the effective date hereof, this Agreement supersedes and cancels any prior agreement, verbal or written, with respect to the Executive’s employment with the Company;

Exhibit 10.7

10.2	No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party, other than as set forth expressly in this Agreement;

10.3

No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is approved by the Human Resources Committee of the Board and is agreed to in a written document signed by the Executive and such Company officer as may be specifically designated by the Human Resources Committee to the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time;

10.4

The Executive agrees that he shall abide by and adhere to all laws and rules and regulations of the various regulatory and/or self-regulatory organizations of which the Company or any of its affiliates or related entities are members, as well as all internal rules, regulations, policies and codes of conduct that the Company has established;

10.5	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument;

SECTION 11 – NOTICES

11.1 Any notice given hereunder shall be given in writing and sent by registered or certified mail or hand delivered. If such notice is sent by registered or certified mail, it shall be deemed to have been received five (5) business days following the date of its mailing if the postal services are working normally. If such is not the case, the notice must be hand-delivered or served by bailiff, at the discretion of the sender. In the case of hand delivery or service, the notice shall be deemed to have been received the same day. It is agreed that if the delivery date is a non-business day, the notice shall be deemed to have been received on the following business day;

SECTION 12 – INTERPRETATION

12.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Québec;

SECTION 13 – SEVERABILITY

13.1   If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall  be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect;

SECTION 14 – LANGUAGE

14.1 The parties have expressly requested that this Agreement be drafted in the English language. Les parties ont expressément requis que cette convention d’emploi soit rédigée en anglais.

[Signature page follows]

Exhibit 10.7

IN WITNESS WHEREOF the parties hereto have duly signed this contract of employment in duplicate on the dates and at the places hereinafter set forth.

In Montreal, January 18 , 2022	In Montreal, January 14, 2022
DOMTAR INC.
By:
Name: John D. Williams	DANIEL BURON
Title:President and CEO